UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, DC 20549


                                FORM 4

             STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company
Act of 1935 or Section 30(h) of the Investment Company Act of
1940


[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)



-------------------------------------------------------------
1.   Name and Address of Reporting Person*
-------------------------------------------------------------

  Goss                     Peter                    R.

--------------------------------------------------------------
   (Last)                 (First)                (Middle)


963 Valley View Drive

-------------------------------------------------------------
                          (Street)


Meadowbrook                 PA              19046-1317

-------------------------------------------------------------
   (City)                 (State)              (Zip)



-------------------------------------------------------------
2.   Issuer Name and Ticker or Trading Symbol
-------------------------------------------------------------

KAW ACQUISITION CORPORATION - currently not trading


-------------------------------------------------------------
3.   I.R.S. Identification Number of Reporting Person, if an
     entity
-------------------------------------------------------------

(Voluntary)


-------------------------------------------------------------
4.   Statement for Month/Day/Year
-------------------------------------------------------------

April 25, 2003

-------------------------------------------------------------
5.   If Amendment, Date of Original (Month/Day/Year)
-------------------------------------------------------------

-------------------------------------------------------------
6.   Relationship of Reporting Person(s) to Issuer
-------------------------------------------------------------
     (Check all applicable)

     [X]  Director                     [X]  10% Owner
     [X]  Officer (give title below)   [_]  Other (specify below)

-------------------------------------------------------------
7.   Individual or Joint/Group Filing (Check Applicable Line)
-------------------------------------------------------------

     [X]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person



=============================================================
Table I -- Non-Derivative Securities Acquired, Disposed of,
                or Beneficially Owned
=============================================================
                             2A.
                              Deemed
                  Securities Acquired (A)
                  2.         Execution    3.
                  Transaction   Date,     Transaction
                      Date     if any        Code
                     (Month/   (Month/    (Instr. 8)
1.                    Day/      Day/      -----------
Title of Security     Year)     Year)     Code     V

-------------------------------------------------------------

      (S)             (C)         (C)      (C)

Common Stock -------04/25/03---04/25/03-----5


4.                          5.
Securities Acquired (A)     Amount of        6.
  or Disposed of (D)        Securities       Owner-
 (Instr. 3, 4 and 5)        Beneficially     ship
-----------------------     Owned            Form:
         (A)                Following        Direct
Amount    Or    Price       Reported         (D) or
         (D)                Transaction(s)   Indirect
                            (Instr. 3        (I)
                            and 4)           (Instruct. 4)

-------------------------------------------------------------

(C)      (C)      (C)          (C)              (C)

500,000---D-----15,000----------0---------------(D)----------

=============================================================


7.
Nature of
Indirect
Beneficial
Ownership
(Instr. 4)
-------------------------------------------------------------

   (C)

---N/A-------------------------------------------------------


Explanation of Response:   Shares sold in private transaction.
Reporting person is no
longer a shareholder.


=============================================================
Table II -- Non-Derivative Securities Acquired, Disposed of,
                 or Beneficially Owned
=============================================================

               2.           3.            3A.
1.             Conversion   Trans-        Deemed
Title of       or Exercise  action        Execution
Derivative     Price of     Date          if any
Security       Derivative   (Month/       (Month/
(Instr. 3)     Security     Day/Year)     Day/Year)
-------------------------------------------------------------
   (S)           (C)          (C)           (C)

=============================================================

           5.                               7.
           Number of                        Title and Amount
           Derivative     6.                of Underlying
           Securities     Date              Securities
4.         Acquired (A)   Exercisable and   (Instr. 3 and 4)
Trans-     Or Disposed    Expiration Date   ----------------
action     of (D)         (Month/Day/Year)            Amount
Code       (Instr.3,      ----------------            or
(Instr.8)  4 and 5)       Date     Expira-            Number
---------  ------------   Exer-    tion               of
Code V     (A)      (D)   cisable  Date     Title     Shares
-------------------------------------------------------------

  (C)      (C)      (C)     (C)      (C)     (C)       (C)


=============================================================


                          10.
             9.           Owner-
             Number of    ship
             Derivative   Form         11.
             Securities   of           Nature
             Bene-        Deri-        of
8.           ficially     ative        In-
Price        Owned        Security     direct
of           Following    Direct       Bene-
Deri-        Reported     (D) or       ficial
ative        Trans-       Indirect     Owner-
Security     action(s)    (I)          ship
(Instr.5)    (Instr.4)    (Instr.4)    (Instr.4)
-------------------------------------------------------------

   (C)          (C)          (C)          (C)

-------------------------------------------------------------

-------------------------------------------------------------

-------------------------------------------------------------


=============================================================

Explanation of Responses:




/s/   Peter R. Goss                        April 25, 2003
                                      -----------------------
Peter R. Goss                                    Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.

       If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.